As filed with the Securities and Exchange Commission February 11, 2004

File No. 000-30415

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTH ENHANCEMENT PRODUCTS, INC.

 (Name of small business issuer in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0632495 (I.R.S. Employer I.D. No.)

2530 Rural Road, Tempe, AZ  85282

 (Address of Principal Executive Offices)

Employment Agreement

(Full title of the plan)

Howard R. Baer, 2530 Rural Road, Tempe, AZ  85282

(Name and address of agent for service)

480-731-9100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount of Securities to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Stock	150,000	$4.00	$600,000	$76.02

* Estimates of the proposed maximum offering price per unit and proposed maximum aggregate offering price solely for calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average bid and asked price of the registrant's common stock as of February 10, 2004, a date within five business days prior to the date of filing of this registration statement.

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Part I.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

A copy of the Employment Agreement (the “Plan”) is attached hereto and incorporated herein by this reference.

Item 2.  Registrant Information

Copies of the Plan and all documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated as part of the Section 10(a) prospectus by this reference, and shall be made available to the Plan’s participants upon written or oral request.  Requests for such information should be directed to the Company at 2530 S. Rural Road, Tempe, AZ  85282, telephone 480-731-9100.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Health Enhancement Products, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1.

The Company's Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2003;

2.

All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) for the past twelve months; and

3.

The description of the Common Stock contained in the Company's Form 10-SB Registration Statement filed on June 19, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12 of the Exchange Act.  A description of such securities is contained in the Company's initial Form 10-SB Registration Statement filed with the Commission on June 19, 2000, and any amendment or report filed for the purpose of updating such description is incorporated herein by reference.  (See “Item 3. Incorporation of Documents by Reference.”)

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Item 5.  Interests of Named Experts and Counsel

Cletha A. Walstrand, Salt Lake City, Utah, is corporate counsel to the Registrant and has rendered an opinion as to the Common Stock offered hereby.

Item 6.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

An officer or director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability to the Corporation or to its shareholders for monetary damages for (i) acts of omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Any repeal or modification of the indemnification rights granted to officers and directors of the corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of an officer or director of the Company for acts or omissions prior to the repeal or modification of the right of indemnification.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 7.  Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 6.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

(1)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)

That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this 10th day of February, 2004.

Health Enhancement Products, Inc.

By:

/s/ Howard R. Baer

Howard R. Baer

Chief Executive Officer

By:

/s/ Jeffrey Richards

Jeffrey Richards

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, his registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: February 10, 2004

/s/ Howard R. Baer

Howard R. Baer

Director

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INDEX TO EXHIBITS

Exhibit No. 4.1 4.2 23.1 23.2 23.3

Title of Document

Employment Agreement – Baer

Opinion and consent of Counsel with respect to the

  legality of the issuance of securities being issued

Legal Opinion

Consent of Pritchett Siler & Hardy, P.C.

Consent of Sellers & Andersen, L.L.C.

Location Attached See Ex. 23.1 Attached Attached Attached

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